Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-4 filed pursuant to Rule 462(b) of the Securities Act of 1933 of the reference to our firm under the caption “Experts” and to the incorporation by reference of our reports dated January 29, 2021, with respect to the consolidated financial statements of Advanced Micro Devices, Inc., and the effectiveness of internal control over financial reporting of Advanced Micro Devices, Inc., included in its Annual Report (Form 10-K) for the year ended December 26, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
San Jose, California
February 3, 2022